EXHIBIT 10.28

                                    PROMISSORY NOTE:

$2,000,000                                                          June 6, 1997

         FOR VALUE RECEIVED, New M-Tech Corporation, a Florida corporation (the "Borrower"), does hereby promise to pay to Windmere Corporation, a Florida corporation (the "Company"), or prior, the principal sum of Two Million Dollars ($2,000,000) the "Principal Balance"), together with interest on the Principal Balance from and after date hereof until paid at the rate specified below The Principal Balance shall bear interest at an annue1 rate prior to maturity or default equal to the rate publicly announced by NATIONSBANK, N.A. (South), as its "prime rate" (the "Prime Rate"), plus 2% with the Prime Rate in effect on the first day of a month being applicable to the entire month. All sums payable hereunder shall be payable at the offices of the Company, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014, or at such other place or places as the holder hereof may from time to time otherwise direct in writing, in such coin and currency as shall be at the time of payment legal tender for the payment of public and private debts in the United States of America.

         The entire Principal Balance of this Note shal1 be payable upon demand of the Company, upon five (5) days prior written notice to the Borrower.

         Accrued interest on this Note shall be paid monthly, commencing on the first day of each month subsequent to the date of issuance of this Note and continuing monthly on the first day of each month until this Note is paid in full, and at maturity (which by acceleration or otherwise). Interest on this Note shall be computed on basis of the "actual number of days elapsed over a 365 day year.

         Payments under this Note are subordinated to repayment of all Senior Indebtedness (as defined in the next sentence). "Senior Indebtedness" sha11 mean all indebtedness owed by the Borrower to Bank Le-Israel B.M. and/or other banks providing borrowing facilities to the Borrower (the "Banks").

         (a) Upon any payment or distribution of the assets of the Borrower, whether in cash, property or securities, from any source whatsoever, to creditors upon any dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, or adjustment of the Borrower or its securities (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation or ownership proceedings, or upon assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Newtech or otherwise), the Banks shall be entitled to receive payment in full in cash of all amounts due or to become due in respect of the Senior Indebtedness before any payment is made on account of or applied on this Note.


         (b) For a period commencing on the business day following the day the Borrower received from Bank Leumi or other banks notice that an "Event of Default" (as defined in the Bank facilities) has occurred and ending on the date on which the Event of Default has been cured (a "Payment Blockage Period"), no payment shall be made to Windmere pursuant to this Note.

         (c) Windmere or a subsequent holder of this Note, by its acceptance of this Note,



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agrees that during any Payment Blockage Period, it will not ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, any money which may now or hereafter be owing by the Borrower under this Note.

         This Note and the indebtedness evidenced hereby may be prepaid, in whole or in part, without notice, penalty or premium at any time and from time to time. Any prepayment shall first be applied to unpaid interest and the remainder, if any, to the unpaid Principal Balance.

         The Company shall have the right to declare the amount of the total unpaid Principal Balance, together with all accrued and unpaid interest thereon, immediately due and payable upon the failure of the borrower to make any payment principal or interest hereunder within five (5) days after its due; upon the voluntary or involuntary disso1ution of the Borrower; or upon the adjudication of the Borrower as bankrupt, or upon the taking of any voluntary action by the Borrower or any involuntary action against the Borrower seeking an adjudication of the Borrower as bankrupt, or seeking relief by or against the Borrower under any provision of the Bankruptcy Code. Any payment of principal or interest under this Note which is not made within five (5) days of its due date shall bear interest from the due date at the highest rate of interest permitted under Florida law.

         The Borrower agrees to pay all costs, fees and expenses incurred by a holder hereof, including attorneys' fees (including those for appellate proceedings) incurred in connection with the collection or attempted collection or enforcement hereof, whether or not legal proceedings may have been instituted. The Borrower shall pay all Florida document stamp taxes, if any, due in connection with the execution and delivery of this Note.

         In the event that the Borrower makes any percent of interest, fees or other charges, however denominated, pursuant to this Note, which payment causes the interest paid to the Company to exceed maximum rate of interest permitted under Florida law any excess over such sum shall be applied in reduction of the Principal Balance owed to the Company as of the date of such payment, or such excess exceeds the amount of the Principal Balance owed to the Company as of the date of such payment, the difference shall be paid by the Company to the Borrower.

         THE BORROWER HEREBY AND THE COMPANY BY ACCEPTANCE OF ITS THIS NOTICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREOF, OR ARISING OUT OF, UNDER OR BY CONNECTION WITH THIS NOTE, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY MAKING THE LOAN EVIDENCED BY THIS NOTE.

         Time shall be of the essence with respect to the terms of this Note. This Note cannot be changed or modified other then pursuant to a written instrument signed by the parties hereto. This Note cannot be assigned by the Borrower, in whole or in part unless the Company shall consent in writing prior to such assignment. This Note may be assigned or pledged by Windmere to any direct or indirect subsidiary or affiliate of Windmere. This Note may not be assigned by Borrower.

         All past due and delinquent sums hereunder, both principal and interest, shall bear


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interest at the rate determined above until such sums have been paid.

         The Borrower hereby waives demand, presentment for payment, protest, notice of protest, filing of suit and diligence in collecting this Note, and consents that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Company. The Borrower shall pay all amounts owing under this Note without set-off, counterclaim deduction or withholding for any reason whatsoever.

         This Note shall be governed by and consented in accordance with the laws of the State of Florida, without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

                                   New M-Tech Corporation, a Florida corporation

Attest:
/S/ ILLEGIBLE                       By: /S/ JOEL NEWMAN
----------------------------           ----------------------------------------
                                    Its:    PRESIDENT
                                        ---------------------------------------
                                    Signed at: LOS ANGELES, CA
                                      on    AUG 14   1997